Exhibit 99.1

Electromed, Inc. Announces Fiscal 2023 Fourth Quarter and Full Year Financial Results

--Record Annual Revenue --

-- Fourth Quarter Revenue Increased 21% Year-Over-Year; Full Year Revenue Increased 15% --

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months (“Q4 FY 2023”) and full year (“FY 2023”) ended June 30, 2023.

Q4 FY 2023 Financial Highlights

●	Net revenue increased 21% to a record $13.6 million in Q4 FY 2023, from $11.3 million in Q4 of the prior year.

●	Operating income totaled $1.5 million in Q4 FY 2023, compared to $0.5 million in Q4 FY 2022.
●	Net income was $1.0 million for the quarter, or $0.12 per diluted share, compared to $0.4 million, or $0.04 per diluted share, in Q4 FY 2022.
●	Cash as of June 30, 2023, was $7.4 million.

FY 2023 Financial Highlights

●	Net revenue increased 15% year over year to $48.1 million, from $41.7 million, during the fiscal year ended June 30, 2023 (“FY 2023”).

●	Operating income totaled $4.0 million, a 35% increase compared to $3.0 million in FY 2022.

●	Net income totaled $3.2 million, or $0.36 per diluted share, compared to $2.3 million, or $0.26 per diluted share, in FY 2022.

“Fiscal year 2023 was pivotal for Electromed,” said Jim Cunniff, President and Chief Executive Officer. “The team delivered exceptional results, including record revenues of $13.6 million in the fourth quarter, a 21% year-over-year growth rate and over $48 million for the fiscal year, despite facing headwinds from the expiration of the CMS waiver and macro supply chain disruptions. The team made strides on our key strategic milestones, most importantly launching the next generation SmartVest Clearway device, a sleeker, lighter-weight, user-friendly device, and the first new HFCWO technology to be introduced to the market in years. We continue to invest in our commercial organization and direct-to-consumer marketing efforts as we march toward greater market penetration and adoption. The operating leverage generated by these investments is clear in our annual results.”

Fiscal 2024 Strategic Priorities

Mr. Cunniff continued, “As I step into the role of President and Chief Executive Officer, I am grateful for the solid foundation created by Kathleen Skarvan, former President and Chief Executive Officer, and current Board Chair. Looking into Fiscal Year 2024, we will continue to execute against Electromed’s four strategic pillars: continued thoughtful sales force expansion; direct to consumer and direct to physician marketing; infrastructure to support anticipated sales growth which includes operational and manufacturing excellence; and finally, we will continue to add to the body of clinical evidence to further support HFCWO therapy as an efficacious therapy for bronchiectasis. We believe that bronchiectasis is under-recognized and under-diagnosed, but we believe this is changing and we are poised to capture increased diagnoses and subsequent prescriptions. I am confident that our continued attention to these strategic pillars will accelerate topline growth, improve our operating margin, and in turn increase shareholder value.”

Q4 FY 2023 Review

Net revenue in the fourth quarter of the Company’s fiscal year ending June 30, 2023 (“fiscal 2023”) increased 20.8% to $13.6 million, from $11.3 million in the fourth quarter of the Company’s fiscal year ended June 30, 2022 (“fiscal 2022”), primarily driven by 22.8% growth in the home care business which benefitted from an increase in direct sales representatives, increased sales representative productivity driven by increased clinic access and patient flow and our sales team refining their selling process and clinic targeting methodology. Field sales employees totaled 55, of which 46 were direct sales, at the end of the fourth quarter of fiscal 2023, compared to 52 at the end of the fourth quarter of fiscal 2022, of which 43 were direct sales. Sales force productivity continued to improve during the quarter allowing us to achieve home care revenue per direct sales rep of $945,000 for FY 2023, on the high end of the target of $850,000 to $950,000.

Distributor revenue decreased 41.2% to $0.2 million in the fourth quarter of fiscal 2023 from $0.4 million in the same period in fiscal 2022, primarily due to the timing of purchases of one of our key distribution partners. Institutional revenue increased 29.0% to $0.6 million in the fourth quarter of fiscal 2023, and international revenue increased 30.2% to $0.1 million in the fourth quarter of fiscal 2023.

Gross profit in the fourth quarter of fiscal 2023 increased to $10.5 million, or 76.8% of net revenues, from $8.1 million, or 72.0% of net revenues, in the fourth quarter of fiscal 2022, as rising raw material and shipping costs were offset by higher Medicare allowable pricing, increased operational efficiencies and fixed cost leverage on higher revenue.

Operating income totaled $1.5 million in the fourth quarter of fiscal 2023, compared to $0.5 million in the fourth quarter of fiscal 2022. The higher operating income was driven by increased revenue in the fourth quarter of fiscal 2023.

Net income for the fourth quarter of fiscal 2023 was $1.0 million, or $0.12 per diluted share, compared to $0.4 million, or $0.04 per diluted share, in the fourth quarter of fiscal 2022.

FY 2023 Summary

Net revenue for the full year was $48.1 million led by Homecare revenue which increased by $5.9 million or 15.6%, to $44.0 million in fiscal 2023 compared to fiscal 2022. The revenue increase compared to fiscal 2022 was primarily due to increases in referrals and approvals. The increase in referrals was primarily due to an increase in direct sales representatives, increased sales representative productivity driven by increased clinic access and patient flow, our sales team refining their selling process and clinic targeting methodology, and benefits of the CMS waiver on the non-commercial Medicare portion of our home care revenue. Additionally, we benefitted from a Medicare allowable rate increase that took effect on January 1, 2023. Annual Medicare rate increases for our device are linked closely to changes in the Urban Consumer Price Index.

The CMS waiver benefited the non-commercial Medicare portion of our home care revenue by increasing the number of referrals and the approval percentage for previously non-covered diagnoses. We believe that our ongoing sales team execution, along with the expected return to pre-COVID-19 levels of patient face-to-face engagement with physicians and clinic access for our sales team mitigated the Q4 homecare revenue impact of the CMS waiver expiration on May 11, 2023.

Institutional revenue increased by $0.4 million, or 25.3%, in fiscal 2023 compared to fiscal 2022. Institutional revenue includes sales to hospitals and rental companies. The revenue increase was due to increased capital purchases and stronger consumable volumes compared to fiscal 2022, as hospitals resumed utilization of HFCWO protocols after reducing utilization early in the COVID-19 pandemic.

Home care distributor revenue increased by $0.1 million, or 9.8%, in fiscal 2023 compared to fiscal 2022. The revenue increase in fiscal 2023 was due to increased demand from one of our primary home care distribution partners. We began selling to a limited number of home medical equipment distributors during our fiscal year ended June 30, 2020, who in turn sell our SmartVest System in the U.S. home care market.

International revenue decreased by $0.1 million, or 18.6%, in fiscal 2023 compared to fiscal 2022. International revenue growth is not currently a primary focus for us, and our corporate resources are focused on supporting and maintaining our current distributors.

Gross profit increased to $36.5 million in fiscal 2023, or 76.0% of net revenues, from $31.4 million or 75.5% of net revenues, in fiscal 2022. The increase in gross profit was primarily related to increases in domestic home care revenue including the Medicare allowable rate increase that took effect in January 2022.

Selling, general and administrative (“SG&A”) expenses were $31.6 million in fiscal 2023, representing an increase of $4.5 million or 16.5% from $27.1 million in fiscal 2022. The increase in SG&A expenses was primarily related to increased payroll and other compensation related expenses as a result of increased headcount.

R&D expenses decreased by $0.4 million, or 32.4%, to $0.9 million in fiscal 2023 compared to $1.3 million in fiscal 2022. The decrease in the current year was primarily due to reduced professional consulting costs associated with our next generation platform development activities.

Net income for fiscal 2023 was $3.2 million, or $0.36 per diluted share, compared to net income of $2.3 million, or $0.26 per diluted share, in fiscal 2022. The increase in current year net income was primarily due to stronger home care and distributor revenue growth.

As of June 30, 2023 Electromed had $7.4 million in cash, $24.1 million in accounts receivable, and no debt, for a working capital of $29.7 million, and shareholders’ equity of $37.7 million.

Conference Call

Company management will host a conference call on August 22 at 5:00 p.m. Eastern Time to discuss the results.

Interested parties may participate in the call by dialing (877) 407-0789 (Domestic) or (201) 689-8562 (International). The live conference call webcast will be accessible in the Investor Relations section of Electromed’s web site and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1625050&tp_key=e81a566324

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 13740145. Additionally, an online replay will be available in the Investor Relations section of Electromed’s web site at: http://investors.smartvest.com/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the Covid-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	June 30, 2023	June 30, 2022

Assets
Current Assets
Cash and cash equivalents	$7,372,000	$8,153,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	24,130,000	21,052,000
Contract assets	487,000	286,000
Inventories	4,221,000	3,178,000
Prepaid expenses and other current assets	1,577,000	1,870,000
Total current assets	37,787,000	34,539,000
Property and equipment, net	5,672,000	4,568,000
Finite-life intangible assets, net	605,000	599,000
Other assets	161,000	120,000
Deferred income taxes	1,581,000	1,538,000
Total assets	$45,806,000	$41,364,000

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,372,000	$1,261,000
Accrued compensation	3,018,000	2,742,000
Income tax payable	336,000	51,000
Warranty reserve	1,378,000	1,256,000
Other accrued liabilities	1,949,000	1,840,000
Total current liabilities	8,053,000	7,150,000
Other long-term liabilities	86,000	41,000
Total liabilities	8,139,000	7,191,000

Commitments and Contingencies

Shareholders' Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,555,238 and 8,475,438 shares issued and outstanding, respectively	86,000	85,000
Additional paid-in capital	18,788,000	18,308,000
Retained earnings	18,793,000	15,780,000
Total shareholders’ equity	37,667,000	34,173,000
Total liabilities and shareholders' equity	$45,806,000	$41,364,000

Electromed, Inc.

Condensed Statement of Operations

	Three Months Ended June 30		Twelve Months Ended June 30
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)
Net revenues	$13,612,000	$11,268,000	$48,067,000	$41,659,000
Cost of revenues	3,162,000	3,152,000	11,548,000	10,217,000
Gross profit	10,450,000	8,116,000	36,519,000	31,442,000

Operating expenses
Selling, general and administrative	8,658,000	7,309,000	31,595,000	27,114,000
Research and development	298,000	315,000	916,000	1,356,000
Total operating expenses	8,956,000	7,624,000	32,511,000	28,470,000
Operating income	1,494,000	492,000	4,008,000	2,972,000
Interest income (expense), net	41,000	5,000	78,000	25,000
Net income before income taxes	1,535,000	497,000	4,086,000	2,997,000

Income tax expense	502,000	116,000	920,000	692,000

Net income	$1,033,000	$381,000	$3,166,000	$2,305,000

Income per share:
Basic	$0.12	$0.05	$0.37	$0.27

Diluted	$0.12	$0.04	$0.36	$0.26

Weighted-average common shares outstanding:
Basic	8,511,632	8,427,404	8,463,684	8,471,320
Diluted	8,723,700	8,735,154	8,700,833	8,768,703

Electromed, Inc.

Condensed Statements of Cash Flows

	For the Years Ended June 30,
	2023	2022
Cash Flows From Operating Activities
Net income	$3,166,000	$2,305,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	550,000	503,000
Amortization of finite-life intangible assets	63,000	125,000
Share-based compensation expense	708,000	976,000
Deferred income taxes	(43,000)	(489,000)
Changes in operating assets and liabilities:
Accounts receivable	(3,078,000)	(4,020,000)
Contract assets	(201,000)	107,000
Inventories	(1,033,000)	(1,072,000)
Prepaid expenses and other current assets	202,000	(1,322,000)
Income tax receivable	285,000	(237,000)
Accounts payable and accrued liabilities	420,000	2,170,000
Accrued compensation	276,000	268,000
Net cash provided by (used in) operating activities	1,315,000	(686,000)

Cash Flows From Investing Activities
Investment in property and equipment	(1,648,000)	(1,425,000)
Investment in finite-life intangible assets	(68,000)	(100,000)
Net cash used in investing activities	(1,716,000)	(1,525,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	83,000	-
Taxes paid on stock options exercised on a net basis	(310,000)	(77,000)
Repurchase of common stock	(153,000)	(1,448,000)
Net cash used in financing activities	(380,000)	(1,525,000)
Net (decrease) increase in cash	(781,000)	(3,736,000)

Cash And Cash Equivalents
Beginning of period	8,153,000	11,889,000
End of period	$7,372,000	$8,153,000